EXHIBIT 11.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Ronn Motor Group, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 4, 2017, with respect to the financial statements of Ronn Motor Group, Inc., in its offering statement on Form 1-A – Amendment No. 3.

/s/ SADLER, GIBB AND ASSOCIATES, LLC Salt Lake City, UT April 4, 2017